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                                                                    EXHIBIT 24.1

The Board of Directors
Dr Pepper/Seven-Up Companies, Inc.

We consent to incorporation by reference in the registration statement (No. 33-69404) on Form S-8 of Dr Pepper/Seven-Up Companies, Inc. of our report dated February 7, 1994, relating to the consolidated balance sheets of Dr Pepper/Seven-Up Companies, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of operations, stockholders' deficit and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which report appears in the December 31, 1993 annual report on Form 10-K of Dr Pepper/Seven-Up Companies, Inc.

                                          KPMG Peat Marwick

Dallas, Texas
March 16, 1994